UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): February 12, 2014

VICTOR TECHNOLOGIES GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13023	74-2482571
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

16052 Swingley Ridge Road, Suite 300 Chesterfield, Missouri	63017
(Address of principal executive offices)	(Zip Code)

(636) 728-3000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01.	Entry into a Material Definitive Agreement.

On February 12, 2014, Victor Technologies Holdings, Inc., a Delaware corporation (the “Holdings”), the parent company to Victor Technologies Group, Inc., a Delaware corporation (the “Company”), and Irving Place Capital Management, L.P., solely in its capacity as Securityholders’ Representative, entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Colfax Corporation, a Delaware corporation (“Parent”) and Hugo Merger Co., a Delaware corporation and wholly-owned, direct subsidiary of Parent (“Merger Subsidiary”) pursuant to which Merger Subsidiary will merge with and into the Company in accordance with the Merger Agreement (the “Merger”). As a result of the Merger, the separate existence of Merger Subsidiary will cease and Holdings will survive as a subsidiary of Parent (the “Surviving Corporation”).

On the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”) (i) each share of common stock, par value $0.01 per share, of Holdings (the “Holdings Common Stock”) issued and outstanding immediately prior to the Effective Time will be cancelled and extinguished and converted into the right to receive a pro rata share of the merger consideration based on a total enterprise value of $947.3 million, subject to customary adjustments and post-closing adjustments for items including cash, indebtedness, preferred stock, transaction expenses and working capital; (ii) each share of Holdings Common Stock held by Holdings or its subsidiaries or by Parent or any of its subsidiaries immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; (iii) each share of Series A preferred stock, par value $0.01 per share, of Holdings (“Series A Preferred Stock”) outstanding immediately prior to the Effective Time shall be converted into the right to receive the applicable portion of the aggregate Liquidation Preference Amount (as defined in the Merger Agreement); and (iv) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. Additionally, subject to certain exceptions, options to acquire Holdings Common Stock outstanding immediately prior to the consummation of the Merger will be cancelled in exchange for the right to receive an amount in cash equal to the excess, if any, of the merger consideration, based on a total enterprise value of $947.3 million, subject to customary adjustments and post-closing adjustments for items including cash, indebtedness, preferred stock, transaction expenses and working capital, over the exercise price per share of such option, less any applicable taxes required to be withheld.

The Merger Agreement contains customary representations, warranties and covenants for a transaction of this type. The parties’ obligations to consummate the Merger, pursuant to the Merger Agreement, are subject to the satisfaction of customary conditions, including the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

The description of the Merger Agreement set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text thereof, which is attached hereto as Exhibit 2.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of February 12, 2014, among Colfax Corporation, Hugo Merger Co., Victor Technologies Holdings, Inc. and Irving Place Capital Management, L.P. (solely in its capacity as Securityholders’ Representative)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 14, 2014

VICTOR TECHNOLOGIES HOLDINGS, INC.

By:	/s/ Jeffrey S. Kulka
Name:	Jeffrey S. Kulka
Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of February 12, 2014, among Colfax Corporation, Hugo Merger Co., Victor Technologies Holdings, Inc. and Irving Place Capital Management, L.P. (solely in its capacity as Securityholders’ Representative)